EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Bristow Group Inc.:

We consent to the incorporation by reference in registration statement No. 333-115473, No. 333-121207 and No. 333-140565 on Form S-8 of Bristow Group Inc. of our report dated May 22, 2007, with respect to the consolidated balance sheets of Bristow Group Inc. as of March 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ investment and cash flows for each of the years in the three-year period ended March 31, 2007,  management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007, and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007, Annual Report on Form 10-K of Bristow Group Inc.

As discussed in Notes 1 and 8, respectively, to the consolidated financial statements, the Company changed its method of accounting for defined benefit plans as of March 31, 2007, and its method of accounting for stock-based compensation plans as of April 1, 2006.

/s/ KPMG LLP

Houston, Texas
May 22, 2007